Exhibit 10.1

Herbert A. Trucksess III
174 WaterColor Way #341
Santa Rosa Beach, FL 32459

Re: Modification of Employment Agreement dated November 20, 2002, as amended

Dear Bert:

This letter will modify the Employment Agreement by and between you and Saia, Inc. (formerly known as SCS Transportation, Inc.), dated November 20, 2002, as amended as follows:

1.	Payment of your Supplemental Retirement Benefit under Section 4(d) of the Employment Agreement shall be made in monthly installments for life, commencing on April 1, 2011.

2.	In the event of your death prior to commencement of the Supplemental Retirement Benefit, the Supplemental Retirement Benefit payable to your Eligible Spouse (if any) under Section 4(f)(ii) of the Employment Agreement shall commence on the first day of the month coincident with or next following the date of your death. As provided therein, death benefits which commence prior to what would have been your 65th birthday shall, pursuant to the terms of Section 4(f)(ii), be actuarially reduced for early commencement on the Early Retirement Actuarial Equivalence Basis.

3.	Any severance payments under Section 8(c) of the Employment Agreement shall be delayed until the first business day of the seventh month immediately following the date of your termination of employment. On such date, payment of the aggregate amount of the delayed payments shall be paid in a lump sum, plus interest on such amount based on the six-month Treasury Bill rate calculated from the date of your termination of employment.

4.	Payment of any pro rata target bonus under Section 8(d) of the Employment Agreement, plus interest at the six-month Treasury Bill rate calculated from the date of your termination of employment, shall be paid in a lump sum on the first business day of the seventh month immediately following the date of your termination of employment.

5.	You may continue participation in the employee benefit plans and programs as specified in Section 8(f) of the Employment Agreement and set forth on the schedule entitled, “Benefits Under Employment Agreement with SCST/Saia,” which is attached hereto as Exhibit A; however, you must pay the cost of your continued participation in the health and life benefits for the first six (6) months following your termination of employment. Such amounts shall be reimbursed with interest at the six-month Treasury Bill rate and with a tax gross-up payment to the extent necessary to put you in the same economic position you would have been if you were participating as an active employee, in a lump sum payment on the first business day of the seventh month following your termination of employment. The value of your continued participation in the car allowance program, country club dues reimbursement program and tax and estate planning expense reimbursement program shall be paid to you with interest at the six-month Treasury Bill rate, in a lump sum payment on the first business day of the seventh month following your termination of employment. A contribution to your Capital Accumulation Plan account shall be made in February 2007 in an amount equal to 5% of your base salary and annual incentive bonus paid in 2006.

6.	Payment of your vested SCST Capital Accumulation Plan benefits shall be made in a single lump sum on the first business day of the seventh month immediately following your termination of employment.

7.	Payment of your 2004-2006 Performance Unit Plan benefits, plus interest at the six-month Treasury Bill rate calculated from the date on which benefits would have been paid absent this provision, shall be made on the first business day of the seventh month immediately following your termination of employment. Payment of your pro-rata benefit (if any) under the 2005-2007 Performance Unit Plan is anticipated to be made in February 2008 pursuant to the terms of such Plan.

8.	Payment of any Gross-Up Payment specified in Section 8(h) and Appendix A of the Employment Agreement with respect to an excess parachute payment upon a change in control shall be made as follows:

(a)	With respect to the Gross-Up Payment for any anticipated Excise Tax calculated at the time of your termination of employment, payment shall be made as soon as administratively feasible following the determination of the amount of your anticipated Excise Tax liability, but no later than sixty (60) days after your termination of employment.

(b)	If the amount of your anticipated Excise Tax liability as determined at the time of your termination results in a Gross-Up Payment insufficient to satisfy your actual Excise Tax liability, payment of any additional Gross-Up Payment to reconcile such deficiency shall be made in the third calendar year following the calendar year in which your termination of employment occurs unless such Gross-Up Payment can be paid within sixty (60) days after the end of the calendar year in which your termination of employment occurs.

These modifications are necessary in order for you to avoid the adverse tax consequences and penalties associated with noncompliance with the nonqualified deferred compensation rules under Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. The Employment Agreement may be further modified to avoid such adverse tax consequences, retroactively if necessary, by mutual consent of the parties, which consent shall not be unreasonably withheld. Please confirm your acceptance of these modifications to your Employment Agreement by signing below.

Very Truly Yours,

Saia, Inc.

By:

Richard D. O’Dell

President

BY SIGNING THIS MODIFICATION OF THE EMPLOYMENT AGREEMENT, I AM ACKNOWLEDGING THAT I (A) HAVE RECEIVED A COPY OF THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT; (B) HAVE READ THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAVE HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT TO ASK ANY QUESTIONS; AND (D) UNDERSTAND MY RIGHTS AND OBLIGATIONS UNDER THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT. I UNDERSTAND THAT THE EMPLOYMENT AGREEMENT WHICH IS AMENDED BY THIS MODIFICATION CONTAINS A BINDING ARBITRATION PROVISION THAT CAN BE ENFORCED BY THE PARTIES. ACCEPTED AND AGREED THIS 7th DAY OF DECEMBER, 2006.

Herbert A. Trucksess III